                            UNIT PURCHASE AGREEMENT


                             Dated April 26, 1994

                                     Among

                           MAXUS ENERGY CORPORATION,


                           MAXUS EXPLORATION COMPANY,


                      MAXUS OFFSHORE EXPLORATION COMPANY,


                           MERIDIAN OFFSHORE COMPANY


                                      And


                     MERIDIAN OFFSHORE ACQUISITION COMPANY

                               TABLE OF CONTENTS

Background  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I       PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . .  1

                SECTION 1.01  Purchase and Sale . . . . . . . . . . . . .  1

                SECTION 1.02  Closing . . . . . . . . . . . . . . . . . .  3

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . .  3

                SECTION 2.01  Organization and Qualification  . . . . . .  3

                SECTION 2.02  Authority Relative to this Agreement  . . .  4

                SECTION 2.03  Absence of Certain Changes  . . . . . . . .  4

                SECTION 2.04  Litigation  . . . . . . . . . . . . . . . .  5

                SECTION 2.05  Reports . . . . . . . . . . . . . . . . . .  5

                SECTION 2.06  Consents and Approvals; No Violation  . . .  5

                SECTION 2.07  Compliance with Law   . . . . . . . . . . .  6

                SECTION 2.08  Title . . . . . . . . . . . . . . . . . . .  6

                SECTION 2.09  Intercompany Arrangements . . . . . . . . .  6

                SECTION 2.10  The Partnership . . . . . . . . . . . . . .  7

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF PURCHASERS  . . . . . .  7

                SECTION 3.01  Organization and Qualification  . . . . . .  7

                SECTION 3.02  Authority Relative to this Agreement  . . .  7

                SECTION 3.03  Securities Act  . . . . . . . . . . . . . .  7

ARTICLE IV      COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  8

                SECTION 4.01  Termination of Intercompany Arrangements  .  8

                SECTION 4.02  Reasonable Best Efforts . . . . . . . . . .  8

                SECTION 4.03  Fees and Expenses . . . . . . . . . . . . .  8



                                      (i)

ARTICLE V     INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .  8

              SECTION 5.01  Indemnification . . . . . . . . . . . . . . . . . .  8

ARTICLE VI    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 10

              SECTION 6.01  Survival of Representations and Warranties  . . . . 10

              SECTION 6.02  Entire Agreement; Assignment  . . . . . . . . . . . 10

              SECTION 6.03  Amendment . . . . . . . . . . . . . . . . . . . . . 10

              SECTION 6.04  Waiver  . . . . . . . . . . . . . . . . . . . . . . 10

              SECTION 6.05  Validity  . . . . . . . . . . . . . . . . . . . . . 10

              SECTION 6.06  Notices . . . . . . . . . . . . . . . . . . . . . . 11

              SECTION 6.07  Governing Law . . . . . . . . . . . . . . . . . . . 11

              SECTION 6.08  Descriptive Headings  . . . . . . . . . . . . . . . 11

              SECTION 6.09  Counterparts  . . . . . . . . . . . . . . . . . . . 11

              SECTION 6.10  Further Assurances  . . . . . . . . . . . . . . . . 12





                                      (ii)

                            UNIT PURCHASE AGREEMENT


         UNIT PURCHASE AGREEMENT, dated April 26, 1994 (the "Agreement"), among Maxus Energy Corporation, a Delaware corporation ("Parent"), Maxus Exploration Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Exploration"), Maxus Offshore Exploration Company, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "MGP" and, together with Parent and Exploration, "Sellers"), Meridian Offshore Company, a Delaware corporation ("MGP Purchaser"), and Meridian Offshore Acquisition Company, a Delaware corporation ("SGP Purchaser" and, together with MGP Purchaser, "Purchasers").

                                   Background

         Parent, Exploration and the MGP are the owners of partnership interests in Diamond Shamrock Offshore Partners Limited Partnership, a Delaware limited partnership (the "Partnership"), consisting of (i) the .99% managing general partnership interest of the MGP in the Partnership, (ii) the .01% special general partnership interest of Parent in the Partnership and (iii) 64,163,885 LP Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the "Partnership Agreement")) held by Exploration (collectively, such general partnership interests and LP Units being referred to as the "Partnership Interests") which, in the aggregate, constitute 87.1% of the partnership interests in the Partnership.

         MGP Purchaser desires to purchase the .99% managing general partnership interest of MGP in the Partnership and the LP Units held by Exploration, and SGP Purchaser desires to purchase the .01% special general partnership interest of Parent in the Partnership, and Sellers desire to sell the Partnership Interests to the Purchasers, upon the terms and subject to the conditions of this Agreement.

Now, therefore, the parties hereby agree as follows:


                                   ARTICLE I

                               PURCHASE AND SALE

         SECTION 1.01 Purchase and Sale. (a) Concurrently with the execution and delivery of this Agreement, the following transactions shall take place in the following order:

                          (i)     the MGP in accordance with Section 12.4 of
the Partnership Agreement shall execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership

(the "Certificate of Limited Partnership"), naming MGP Purchaser as the new managing general partner of the Partnership and MGP Purchaser shall deliver all documents required pursuant to Section 11.2(c) of the Partnership;

                          (ii)    the MGP shall sell to MGP Purchaser, free and
clear of all liens, claims, charges, encumbrances and rights of others of any nature whatsoever (collectively, "Liens"), and MGP Purchaser shall purchase from the MGP, all of the assets of the MGP, which include the .99% managing general partnership interest of the MGP in the Partnership;

                          (iii)   Purchasers shall cause Meridian Oil Inc.
("MOI") to contribute to MGP Purchaser a demand promissory note of MOI in the amount of $32 million;

                          (iv)    Exploration shall sell to MGP Purchaser, free
and clear of all Liens, and MGP Purchaser shall purchase from Exploration, the 64,163,885 LP Units held by Exploration;

                          (v)     MGP Purchaser, as managing general partner,
shall consent to (a) the transfer of the .01% special general partnership interest of Parent in the Partnership to SGP Purchaser and (b) the selection of SGP Purchaser as the successor special general partner of the Partnership pursuant to Section 13.2(b) of the Partnership Agreement and SGP Purchaser shall deliver all documents required pursuant to Section 11.2(b) of the Partnership Agreement; and

                          (vi)    Parent shall sell to SGP Purchaser, free and
clear of all Liens, and SGP Purchaser shall purchase from Parent, the .01% special general partnership interest of Parent in the Partnership.

         The purchase price for the Partnership Interests shall be $291,088,000 in cash (the "Purchase Price"). Schedule 1.01 sets forth the allocation of the Purchase Price among the Partnership Interests. The amount and payment of the Purchase Price is conditioned and contingent upon (a) Exploration assuming the obligations of Parent under Parent's outstanding promissory note (the "Note") in favor of the Partnership and (b) Exploration using $36,849,635 of the Purchase Price to repay the amount estimated to be outstanding under the Note as of the date hereof and $253,050 of the Purchase Price to satisfy its obligations under Section 14(c) of the Transition Agreement, which amounts shall be held separately by Exploration, shall not be commingled with any other funds of any of Sellers and shall not be available to any creditor of any of Sellers. Purchasers and Sellers each will deliver all other notices and documents and take all other actions necessary to be taken on their part, respectively, under Sections 12.5 and 12.6 of the Partnership Agreement to effectuate the transfer to Purchasers of the general partnership interests in the Partnership. The parties acknowledge that the $36,849,635 being paid by Exploration to the Partnership in repayment of the
Note is a good faith estimate and that the actual amount outstanding as of the date hereof may be greater or less than such amount. As promptly as practicable after the date hereof, the parties shall determine the actual amount outstanding under the Note and Exploration shall pay to the Partnership, or Purchasers shall cause the Partnership to pay to Exploration, as appropriate, the difference, if any, between the estimated outstanding amount of the Note and the actual outstanding amount of the Note as of the date hereof.

         (b) Concurrently with the execution and delivery of this Agreement, (i) Sellers are conveying or causing to be conveyed to MGP Purchaser, free and clear of all Liens, all seismic data, land files, well files, accounting files and other information owned by Sellers and their affiliates relating to the properties owned by the Partnership and (ii) Parent and MGP Purchaser are entering into a Transition Services Agreement (the "Transition Agreement").

         SECTION 1.02 Closing. Concurrently with the execution and delivery of this Agreement and the consummation of the transactions contemplated by Section 1.01, Purchasers will deliver to Sellers, by wire transfer of immediately available funds, the Purchase Price and Sellers will deliver to Purchasers certificates (with powers attached) representing, or other instruments of transfer or assignment satisfactory to Purchasers in respect of, the Partnership Interests, which certificates or powers will be in the name of or duly endorsed for transfer to MGP Purchaser or SGP Purchaser, as the case may be. Sellers will pay any documentary stamp or transfer taxes or charges resulting from the purchase and sale of the Partnership Interests.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

         Sellers jointly and severally represent and warrant to Purchasers as follows:

         SECTION 2.01 Organization and Qualification. (a) Each Seller and Pipeline (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

                 (b) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted. The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on it. The copies of the Partnership Agreement, the Certificate of Limited Partnership, the Depositary Agreement (as defined in the Partnership Agreement) and the Certificate of Incorporation and Bylaws of Pipeline previously delivered to Purchasers are true, complete and correct as of the date hereof. Except for the Amendment dated April 25, 1994, the Partnership Agreement has not been amended since October 17, 1985. The Partnership Agreement, as amended, is in full force and effect and all amendments thereto have been validly adopted.

                 (c) The Partnership does not have any subsidiaries, except for Diamond Shamrock Offshore Pipeline Company ("Pipeline"). Pipeline has not engaged in any activities other than gathering hydrocarbons for the Partnership's properties and has no liabilities or obligations of any nature, other than obligations to the Partnership and tax liabilities referred to below. There is no suit, action or proceeding pending or threatened against Pipeline. The representations and warranties of the Partnership in this
Article II shall also be deemed, where applicable, to be made with respect to Pipeline. Pipeline has timely filed all tax returns required to be filed by it, and has never joined in the filing of a consolidated tax return with any company. All tax liabilities of Pipeline attributable to the income, activities or property of Pipeline through the date of execution and delivery of this Agreement have been paid or provided for on the books of Pipeline.

         SECTION 2.02 Authority Relative to this Agreement. (a) Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Seller and no other corporate proceedings on the part of any Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

                 (b) The transfer of the Partnership Interests contemplated hereby complies with the terms of the Partnership Agreement and has been duly and validly authorized by all necessary actions required under the Partnership Agreement and no other proceedings on the part of any party are necessary to consummate the transfer of the Partnership Interests contemplated hereby.

         SECTION 2.03 Absence of Certain Changes. Except as disclosed in the Partnership's filings and reports under the Securities Exchange Act of 1934 (the "Exchange Act") or as contemplated by this Agreement, since December 31, 1993 through the date of this Agreement, the Partnership has conducted its business only in the ordinary course and no event has occurred that would have a material adverse effect on the Partnership. Except as disclosed in the Partnership's filings and reports under the Exchange Act or on Schedule 2.03, since December 31, 1993 there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of any partnership interest in the Partnership, or any redemption, repurchase or other acquisition by the Partnership of any partnership interest; (b) any entry into any agreement, commitment or transaction by the Partnership which is material to the Partnership, except agreements, commitments or transactions in the ordinary course of business; or (c) any significant change by the Partnership in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

         SECTION 2.04 Litigation. There is no suit, action or proceeding pending or, to the knowledge of management of any Seller, threatened against or affecting the Partnership, or any Seller that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Partnership nor is there any judgment, decree, injunction or order of any Federal, state or local government or any court, administration or regulatory agency or commission or other governmental authority or agency or arbitrator outstanding against the Partnership or any Seller having any such effect.

         SECTION 2.05 Reports. Since December 31, 1990, the Partnership has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the Federal securities laws and the SEC rules and regulations thereunder, all of which complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act and the rules and regulations promulgated thereunder. All such forms, reports and documents have been made available to Purchasers. None of such forms, reports or documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Partnership included (or incorporated by reference) in such forms, reports or documents present fairly in all material respects the financial position of the Partnership and its subsidiaries as of their respective dates, and the results of operations and cash flows for the periods presented therein in conformity with generally accepted accounting principles applied on a consistent basis, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments which are not expected to be materially adverse to the Partnership and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles. Except as disclosed in the audited consolidated financial statements of the Partnership as of December 31, 1993, the Partnership does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1993. The information contained in
Schedule 2.05, which sets forth a list of interests owned by the Partnership in oil and gas leases, is true and correct in all material respects. There are no agreements involving leases with proved or proved undeveloped reserves carried on the Partnership's books as of December 31, 1993 and listed on Schedule 2.05 which would, without further action by the Partnership after the date hereof, materially reduce the Partnership's interests in such leases except as noted on
Schedule 2.05. The MGP has no assets other than its .99% managing general partnership interest in the Partnership.

         SECTION 2.06 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by any Seller nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of any Seller; (ii) require any consent of, approval of, filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such would not individually or in the aggregate have a material adverse effect on the Partnership; (iii) result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration or loss of any material benefit) under any loan or credit agreement, note or other agreement, instrument, obligation, permit, concession, franchise or license to which the Partnership, or any Seller or by which any of their respective properties or assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration or loss of material benefits) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not have a material adverse effect on the Partnership;
(iv) violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Partnership, or any Seller or any of their respective assets, except for violations which would not individually or in the aggregate have a material adverse effect on the Partnership; or (v) trigger any preferential rights with respect to the properties owned by the Partnership.

         SECTION 2.07 Compliance with Law. The Partnership has not violated or failed to comply with any statute, ordinance, regulation, rule or order of any foreign, Federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations except where any such violations or failures to comply would not, individually or in the aggregate, have a material adverse effect on the Partnership; and the conduct of the Partnership's business is in conformity with all Federal, state and local requirements, except where such non-conformities individually or in the aggregate would not have a material adverse effect on the Partnership. The Partnership has all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct its business as now being conducted, except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which would not individually or in the aggregate have a material adverse effect on the Partnership.

         SECTION 2.08 Title. Each Seller has good and marketable title to the Partnership Interests owned by it, free and clear of all Liens.

         SECTION 2.09 Intercompany Arrangements. Except with respect to the matters disclosed in Schedule 2.09, none of Sellers nor any of their respective affiliates is a creditor of, or has any arrangement or transaction (contractual or otherwise) with the Partnership. Since December 31, 1993, except with respect to the matters disclosed in Schedule 2.09, there has not been any payment by the Partnership to any Seller or any of their respective affiliates, any charge by any Seller or any of their respective affiliates to the Partnership or any other arrangement or transaction (contractual or otherwise) between the Partnership and any Seller or any of their respective affiliates. Sellers' good faith estimate of the outstanding amount of the Note as of the date hereof is $36,849,635.

         SECTION 2.10 The Partnership. The partnership interests in the Partnership are comprised of (i) the .99% general partnership of the MGP in the Partnership, (ii) the .01% general partnership interest of Parent in the Partnership and (iii) the 99% limited partnership interest of the limited partners in the Partnership. The limited partnership interests are represented by an aggregate of 73,761,740 LP Units. As of the date of this Agreement, there are not any authorized or outstanding subscriptions, options, warrants, rights, commitments or other agreements, arrangements or undertakings obligating the Partnership to issue any additional partnership interests or any additional LP Units or any other security or instrument convertible into or exchangeable for any such partnership interests or LP Units. The Partnership does not have any employees. The Partnership has in effect a valid election under section 754 of the Internal Revenue Code and has not been, and is not now subject to, income taxation by any governmental entity. There is no grandfathered or other beneficial tax status of the Partnership which would be adversely affected by the transactions contemplated hereby.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASERS

         Purchasers jointly and severally represent and warrant to Sellers as follows:

         SECTION 3.01 Organization and Qualification. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

         SECTION 3.02 Authority Relative to this Agreement. Each Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Purchaser of this Agreement and the consummation by each Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Purchaser and no other corporate proceedings on the part of such Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Purchaser and constitutes a legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms.

         SECTION 3.03 Securities Act. The Partnership Interests purchased by Purchasers will be acquired for investment only and not with a view to any public distribution thereof and Purchasers will not offer to sell or otherwise dispose of any Partnership Interest so acquired by them in violation of the registration requirements of the Securities Act.


                                   ARTICLE IV

                                   COVENANTS

         SECTION 4.01 Termination of Intercompany Arrangements. Simultaneously with the execution and delivery of this Agreement, Exploration is repaying to the Partnership all amounts estimated to be outstanding under the Note as of the date hereof, together with accrued and unpaid interest thereon to the date of payment but without any prepayment or other similar penalty. Except as otherwise provided in the Transition Agreement, promptly upon request of the Partnership or Purchasers, Sellers will repay any other indebtedness or liabilities of Sellers or any of their respective affiliates to the Partnership or terminate any arrangement or transaction (contractual or otherwise) between the Partnership and any Seller or any of their respective affiliates, without any termination or other penalty or any future liability of any kind. Each Seller hereby waives any rights it may have, severally or jointly, to indemnification under the Partnership Agreement.

         SECTION 4.02 Reasonable Best Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

         SECTION 4.03 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.


                                   ARTICLE V

                                INDEMNIFICATION

         SECTION 5.01 Indemnification. (a) Each Seller jointly and severally agrees to indemnify, defend and hold harmless Purchasers, after the Closing, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses ("Damages"), asserted against, resulting from, imposed upon or incurred by Purchasers or any of their affiliates, directly or indirectly, arising out of, resulting from or relating to (i) a breach of any representation, warranty or agreement of any Seller contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach, (ii) the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 and all other forms, reports and documents filed by the Partnership with the SEC prior to the Closing, (iii) any indebtedness of any Seller or any of their respective affiliates to the Partnership, or any transaction or arrangement (contractual or otherwise) involving the Partnership and any Seller or any of their respective affiliates, other than transactions or arrangements set forth in Sections 2, 3, 4, 5, 8 and 14 of the Transition Agreement, and (iv) the transactions contemplated pursuant to that certain agreement of purchase and sale (the "Sale Agreement") dated as of March 28, 1994, by and between the Partnership and Pogo Producing Company (collectively, "Claims").

                 (b) Assertion of Claims. In the event that either Purchaser desires to make a Claim against Sellers under paragraph (a) above, the party to be indemnified (the "Indemnified Party") will give each Seller (the "Indemnifying Parties") prompt notice of any such Claim, and the Indemnifying Parties will undertake the defense thereof by representatives chosen by them which are reasonably satisfactory to the Indemnified Party. The failure to promptly notify the Indemnifying Parties hereunder shall not relieve such parties of their obligations hereunder except to the extent such failure to promptly notify materially prejudices the Indemnifying Parties. If the Indemnifying Parties, within a reasonable time after notice of any such Claim, fail to defend such Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Parties, subject to the right of the Indemnifying Parties to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. If an Indemnifying Party shall assume the defense of any Claim the Indemnifying Party shall assume all past and future responsibility for such Claim and shall reimburse the Indemnified Parties for all costs and expenses previously incurred by them or their affiliates relating thereto. If the Indemnifying Parties have undertaken defense of a Claim and if there is a reasonable probability that (i) a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, or (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall have the right, at the Indemnifying Parties' cost and expense, to defend or compromise or settle on a reasonable basis such Claim. The Indemnifying Parties shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release satisfactory to the Indemnified Party from all liability in respect of such Claim.


                                   ARTICLE VI

                                 MISCELLANEOUS

         SECTION 6.01 Survival of Representations and Warranties and Indemnities. The representations and warranties made in this Agreement or any instrument delivered in connection with this Agreement shall survive after the Closing until the second anniversary thereof, whereupon such representations and warranties and all rights to indemnification under this Agreement shall expire (except (i) to the extent that a claim for indemnification has been asserted hereunder prior to such expiration, in which event the rights to indemnification hereunder shall continue with respect to such claim until the resolution and satisfaction of such claim, (ii) that the rights to indemnification under Section 5.01(a)(iv) shall survive for the same term as any rights to indemnification under the Sale Agreement and (iii) that the representations and warranties in this Agreement with respect to tax liabilities of Pipeline and the tax liabilities, tax elections and tax status of the Partnership and the related rights to indemnification hereunder shall survive for the applicable statute of limitations).

         SECTION 6.02 Entire Agreement; Assignment. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties; provided that Purchasers may assign any of their rights and obligations to any direct or indirect wholly-owned subsidiary of MOI, but no such assignment shall relieve Purchasers of their obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 6.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION 6.04 Waiver. The parties hereto, may (i) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or (ii) subject to the terms hereof, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of those rights.

         SECTION 6.05 Validity. In the event any one or more of the provisions contained in this agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 6.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier (providing proof of delivery), facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                                  if to Sellers:

                                  Maxus Energy Corporation
                                  717 North Harwood Street
                                  Dallas, Texas  75201

                                  Attention:  Steven G. Crowell
                                  Telephone:  (214) 953-2733
                                  Telecopy:  (214) 979-1911

                                  if to Purchasers:

                                  c/o Meridian Oil Inc.
                                  P.O. Box 4239
                                  Houston, Texas 77210

                                  Attention:  Randolph P. Mundt
                                  Telephone:  (713) 831-1781
                                  Telecopy:  (713) 831-1700

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 6.07 Governing Law.   This Agreement shall be governed by and
construed in accordance with the substantive laws of the State of Texas regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         SECTION 6.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 6.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 6.10 Further Assurances. After the date hereof, each of the parties shall execute, acknowledge and deliver to the other such further instruments and documents, including, without limitation, transfer orders or letters in lieu thereof, and take all such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all on the date first above written.

                                        MAXUS ENERGY CORPORATION

                                        By    /s/  McCarter Middlebrook
                                           _____________________________________
                                           Name:   McCarter Middlebrook
                                           Title:  Vice President


                                        MAXUS EXPLORATION COMPANY


                                        By    /s/  McCarter Middlebrook
                                           _____________________________________
                                           Name:   McCarter Middlebrook
                                           Title:  Vice President


                                        MAXUS OFFSHORE EXPLORATION COMPANY

                                        By    /s/  McCarter Middlebrook
                                           _____________________________________
                                           Name:   McCarter Middlebrook
                                           Title:  Vice President

                                        MERIDIAN OFFSHORE COMPANY

                                        By    /s/  Randolph P. Mundt
                                            ____________________________________
                                            Name:  Randolph P. Mundt
                                            Title: President


                                        MERIDIAN OFFSHORE ACQUISITION
                                          COMPANY

                                        By    /s/  Randolph P. Mundt
                                            ____________________________________
                                            Name:  Randolph P. Mundt
                                            Title: President





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